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                             AMENDMENT NO. 1 TO THE
                              EMPLOYMENT AGREEMENT


            Amendment No. 1, dated           , 2001 ("Amendment No. 1"), to the
Employment Agreement (the "Agreement"), dated as of               , 2000 between
Specialty Catalog Corp., a Delaware corporation (the "Employer" or the "Company") and Joseph Grabowski (the "Executive").

                              W I T N E S S E T H :

            WHEREAS, the Company and the Executive are parties to the Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement;

            WHEREAS, the Company has entered into an Agreement and Plan of Recapitalization and Merger with Specialty Acquisition Corp. ("Acquisition Corp."), dated as of May 4, 2001, as amended from time to time in accordance with its terms (the "Merger Agreement"), pursuant to which Acquisition Corp. shall be merged with and into the Company (the "Acquisition"), in accordance with the terms and conditions of the Merger Agreement and the relevant provisions of the DGCL (as defined in the Merger Agreement), and the surviving corporation shall be the Company;

            WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Company and the Executive desire to amend the Agreement, on the terms and subject to the conditions set forth in this Amendment No. 1;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Executive hereby agree as follows:

                  1. Section 2 of the Agreement is hereby amended by deleting such section in its entirety and inserting the following new Section 2 in lieu thereof:

                     "2. Term of Employment.

                     The term of this Agreement shall commence effective as of May 8, 2000 (the "Commencement Date") and terminate on December 31, 2004 (the "Initial Term"), subject to earlier termination pursuant to the provisions of Section 4 hereof. Notwithstanding the foregoing, upon the termination of the Initial Term, this Agreement shall automatically renew for successive one year periods unless either party gives the other written notice of its election not to renew at least 90 days before the expiration of the Initial Term or any renewal period. The Initial Term and any renewal period is collectively referred to as the "Term.""



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                  2. Section 3.b. of the Agreement is hereby amended by adding the following new Section 3.b. (vi) to the end thereof:

                     "Year 2002, 2003 and 2004 Bonus. During the Company's fiscal year ending December __, 2002 and for each subsequent fiscal year during the Term, Executive's entitlement to incentive compensation for any fiscal year of the Company shall be predicated upon the successful accomplishment of annual, business-related performance goals (the "Performance Goals") for the Company prepared by the Company's senior management and approved by the Board of Directors of the Company in the Company's annual budget or plan, as approved by the Board of Directors of the Company (each such annual budget or plan being referred to, for the relevant year, as the "Plan"). The Plan will contain specific bonus awards to the Executive in respect of the relevant fiscal year during the Term, which correlate to the attainment of business related performance goals, as contained in the Plan. For each such fiscal year, the Executive shall earn incentive compensation equal to the percentage of Executive's annual Base Salary set forth in Exhibit 2. The incentive compensation payable hereunder in respect of any period constituting less than an entire fiscal year (a "Partial Year") shall be prorated for the Partial Year and determined in the manner set forth in
                     Section 4(e)(v)(C) hereof."

                  3. Section 3.b.(C) of the Agreement is hereby amended by deleting such section in its entirety and inserting the following new Section 3.b.(C) in lieu thereof:

                     "(C) For each fiscal year during the Term after Year 2004, the Executive and the Company may mutually agree in writing to restructure the terms of Executive's incentive compensation entitlement hereunder."

                  4. Section 3.h. of the Agreement is hereby amended by deleting such section in its entirety and inserting the following new Section 3.h. in lieu thereof:

                     "h. Life Insurance. The Company shall obtain and maintain in full force and effect at all times during the Term a term life insurance policy on the life of Executive, which will provide a death benefit to Executive's designee (or, if none, Executive's estate) of One Million Dollars ($1,000,000.00)."

                  5. Section 4.c.(iii) of the Agreement is hereby amended by deleting such section in its entirety and inserting the following new Section 4.c.(iii) in lieu thereof:

                    "(iii) the sale of substantially all of the Company's
                           assets or a "Change of Control" (as defined below) of the Company shall



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                           have occurred, other than a "Change of Control" which
                           may be triggered in connection with the transactions contemplated by the Merger Agreement including the Acquisition; and"

                  6. Section 4.e.(v) of the Agreement is hereby amended by deleting such section in its entirety and inserting the following new Section 4.e.(v) in lieu thereof:

                     "(v) (a) Upon a termination of employment during the Term by the Company without cause or by the Executive for Good Reason, except as provided in Section 4.e.(v)(b) below, the Term shall terminate on the date of such termination and the Company's remaining obligations to the Executive shall be as follows: (A) Accrued Obligations; (B) payment to the Executive within thirty (30) days of the date of termination of a lump sum equal to the Executive's then current Base Salary for the remainder of the Term; and (C) any earned bonus for the pro-rated portion of the calendar year in which Executive's employment is terminated through the date of termination, to the extent and in the manner accrued on the Company's financial statements.

                           (b) Upon a termination of employment during the Term by the Company without cause or by the Executive for Good Reason, which occurs in connection with or within six months after a "Change of Control," the Term shall terminate on the date of such termination and the Company's remaining obligations to the Executive shall be as follows: (A) Accrued Obligations; (B) payment to the Executive within thirty (30) days of the date of termination of a lump sum equal to the Executive's then current Base Salary for a period of one year or the period remaining in the Term, whichever ends later; and (C) any earned bonus for the pro-rated portion of the calendar year in which Executive's employment is terminated through the date of termination, to the extent and in the manner accrued on the Company's financial statements. For purposes of this paragraph, the term "Change in Control" shall have the same meaning assigned to such term in the Stockholders Agreement dated May 4, 2001 regarding the Company (and predecessor Specialty Acquisition Corp.)."

                  7. Effectiveness of this Amendment No. 1. The parties hereto understand and agree that the effectiveness of the entire Amendment No. 1 is conditioned upon the consummation of each of (i) the Acquisition; (ii) transactions contemplated by each of the Stock



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Option Exercise Agreement between the Company and the Executive; and (iii) the
Stock Option Agreement between the Company and the Executive relating to the Company's 2001 Stock Incentive Plan.

                  8. Salary Increase. Effective July 1, 2001, the Executive's annual Base Salary shall be increased to $312,500.

                  9. Additional Options. Immediately prior to and in connection with the consummation of the Acquisition, the Company shall grant to the Executive options to purchase 54,135 shares of common stock of the Company, at an exercise price of $3.75 per share. Such options shall be subject to the terms of the Company's 2001 Stock Incentive Plan (the "2001 Plan") approved by the board of directors and the standard form of stock option agreement to be used for employees under the 2001 Plan. All options granted to the Executive shall, to the maximum extent permitted by law, be classified as incentive stock options. Such options shall vest in three equal installments as follows: on the first anniversary of the date of grant, on the second anniversary of the date of grant, and on the third anniversary of the date of grant. In the event that the Executive's employment is terminated by the Company without cause or by the Executive for Good Reason, any options that have not vested as of the date of such termination shall become immediately exercisable by the Executive on the termination date, and shall be exercisable for a period of five years after the termination date (or, if earlier, through the expiration date of such options). In the event of a corporate transaction described in Section 18.1 of the 2001 Plan, any options that have not vested shall become fully vested prior to the consummation of such transaction other than a "change of control" which may be triggered in connection with the transactions contemplated by the Merger Agreement including the Acquisition. In the event that the Executive's employment is terminated by reason of the Executive's death or disability (as such term is defined in Section 4(a) of the Agreement), any options, upon vesting in accordance herewith, shall each be exercisable until the earlier of
(i) 6:00 p.m., Boston time, on the fifth anniversary of the date of death or disability, (ii) the expiration date of such option or (iii) the occurrence of any other event under the terms of the relevant plan or option agreement that would accelerate the termination date of such option.

                  In the event that the Executive's employment is terminated for "cause," any options shall be exercisable until the earlier of (i) 6:00 p.m., Boston time, on the thirtieth (30th ) day following the termination date and
(ii) the expiration date of such option.

                  10. Bonus Award. In addition to the Base Salary described in Paragraph 3(a) of the Agreement, and incentive compensation described in Paragraph 3(b) of the Agreement, the Executive shall be entitled to receive, in cash, a bonus payment in the amount of $100,000, upon the effectiveness of this Amendment No. 1.

                  11. Miscellaneous.



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                     a. This Amendment No. 1 to the Employment Agreement shall
be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware.

                     b. Except as expressly amended by this Amendment No. 1 to the Agreement, the Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment No. 1 to the Agreement.

                     c. This Amendment No. 1 to the Agreement shall be governed and construed on the same basis as the Agreement, as set forth therein.

                  IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Employment Agreement as of the date first above written.



                             Specialty Catalog Corp.



                             By:
                                -----------------------------------------
                                     Name:
                                     Title:



                             THE EXECUTIVE:



                                -----------------------------------------
                                     JOSEPH GRABOWSKI.



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